Exhibit 21.1

ENOVIX CORPORATION

List of Subsidiaries

Subsidiary	Jurisdiction
Enovix Operations Inc.	Delaware
Enovix HoldCo Limited	Cayman Islands
Enovix OpCo Limited	Cayman Islands